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CIBER, INC.
5251 DTC PARKWAY, SUITE 1400
GREENWOOD VILLAGE, CO  80111
www.ciber.com

FOR IMMEDIATE RELEASE

Contacts:       Fred Schapelhouman              Dave Durham
                Chief Financial Officer         Chief Financial Officer
                Aris Corporation                CIBER, Inc.
                372-2747                        303-220-0100


                CIBER TO ACQUIRE PUBLICLY HELD ARIS CORPORATION
            CONSOLIDATE, ADDS SERVICES AND UNITED KINGDOM OPERATIONS

GREENWOOD VILLAGE, Colo. - June 14, 2001 - CIBER, Inc. (NYSE: CBR) announced today a definitive agreement to acquire the outstanding shares of Aris Corporation (Nasdaq: ARSC) subject to final documentation and government and Aris shareholder approval. CIBER is a $600 million revenue systems integrator with 27-years of solid experience in the U.S., Canada and Netherlands. Aris is a 10-year-old, $50+ million systems integrator with operations in the U.S. and United Kingdom. The acquisition of Aris expands CIBER's customer base and operations in the U.S. and the U.K.

"The IT services industry is over capitalized and calls out for consolidation. The fleeting Internet service providers will all disappear soon, but there are solid "operators" with good employees and strong customer relationships. Aris is such a company. Combining Aris with CIBER will provide significant synergies, such as corporate offices and branches that reverse Aris' current operating results to contribution status. Further, as IT spending recovers, the leverage from this combination will be increasingly apparent," said Mac Slingerlend, CIBER President and CEO.

"We have found solid operational leaders within Aris. As does CIBER, Aris provides custom and package solutions (primarily Oracle, Microsoft and IBM), as well as project and staffing support offerings, most all in e-business environments," Slingerlend continued.

"CIBER is a great match for our customers, employees and shareholders," added
Kendall Kunz, President and CEO of Aris.   "By joining with a global leader
in IT services, we are in a much stronger position in the IT services space and our clients can gain from a more extensive and diversified IT service offering. After considering a number of alternatives, we believe that CIBER represents the best value for our shareholders, the best growth opportunity for our employees and the best fit for our loyal customers."

Under the agreement, CIBER will acquire all of the outstanding shares of Aris in exchange for a combination of cash and shares of CIBER stock. In exchange for each share of Aris stock, shareholders will receive $1.30 in cash and
0.22 shares of CIBER common stock, subject to certain adjustments. The exchange represents $2.78 per share or an aggregate offer value of $31.4 million based on the closing price of CIBER shares on June 13, 2001. CIBER expects to issue approximately 2.5 million shares. The transaction is expected to be accounted for under the purchase method of accounting and treated as a tax-free reorganization for the CIBER shares issued to Aris shareholders. Aris' strong balance sheet contributed to the purchase price. The definitive agreement has been approved by the Board of Directors of each company.

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The procedures to close the transaction include SEC approvals, as well as that of Aris' shareholders. Paul Song, Chairman and Founder of Aris, and his family interests, and Kendall Kunz, have agreed to support the transaction; they represent nearly 30% of Aris' outstanding shares. A closing at the end of August or September is sought. Epoch Partners (www.epoch.com) acted as exclusive financial advisor to CIBER in connection with this acquisition.

ABOUT CIBER -
CIBER, Inc. (NYSE: CBR) is the trusted technology leader transforming businesses to be agile, scalable and connected. Backed by 27 years of information technology consulting, CIBER provides thought leadership in Internet solutions to Global 2000 and rapidly scaling companies and governments through its National Practices - Strategy and Enterprise Integration, Wireless, Internet Services, Business Intelligence, Network and Security Integration, and Outsourcing. Based in Greenwood Village, Colo., the company's consultants serve client businesses from 35 CIBER, 15 DigiTerra, three Waterstone, two Solution Partners and four Enspherics offices in the U.S., Canada and Europe. CIBER's web site is www.ciber.com.

ABOUT ARIS -
Aris Corporation (NASDAQ:ARSC) delivers end-to-end eBusiness consulting services, integrated strategy and technology-enabled solutions that foster interactive business. Founded in 1990, Aris is headquartered in Bellevue, Washington and maintains offices across the United States and in the United Kingdom. For more information about Aris, visit www.aris.com.

        This news release may include statements that may constitute "forward-looking statements," including estimates of future business prospects or financial results and statements containing the words "believe," "expect," or similar expressions. Any forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are many factors that could cause actual results of CIBER and its subsidiaries (collectively, the "Company") to differ materially from forward-looking statements. Please refer to a discussion of these factors in the Company's Annual Reports on Form 10-K, 10-Qs and other Securities and Exchange Commission filings, which are incorporated herein by reference. The Company disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.
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